Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of January 23, 2020 (the “Execution Date”) by and between Indonesia Energy Corporation Limited, a Cayman Islands exempted company (the “Company”) and Frank Ingriselli, an individual (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement that became effective as of February 1, 2019 (the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.            Capitalized Terms. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.            Amendment to Section 2. Effective February 1, 2020, the Company and the Executive hereby completely amend and restate Section 2 of the Agreement and replace such Section in its entirety with the following: “The term of the Employment shall be two (2) years commencing on February 1, 2020 and shall terminate on January 31, 2022, unless terminated earlier pursuant to the terms of this Agreement. The Employment will not be subject to renewal without the prior written agreement of the Company and the Executive.”

3.            Base Salary Acknowledgement. The Company acknowledges and agrees that due to the consummation of the Company’s initial public offering in the United States, the Executive’s pre-tax annual base salary is US$150,000.

4.            2019 Cash Bonus. Pursuant to Section 6(b) of the Agreement, for services rendered during the year ended December 31, 2019, the Company shall pay Executive a cash bonus of US$75,000 within ten (10) days of the Execution Date.

5.            Equity Incentive. The Company agrees that the equity incentive for signing and continuing as President under this extension, shall be the granting of a stock award of 35,000 shares of the Company to be vested as follows: 20,000 vesting on August 1, 2020 and 15,000 vesting on January 31, 2021, with a lock-up period of 180 (one hundred eighty) days from the vesting date.

6.            No Other Amendments. Nothing in this Amendment is intended to amend any language of the Agreement other than as specifically set forth above, and the remainder of the Agreement shall be unmodified and in full force and effect.

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IN WITNESS WHEREOF, each of the Company and the Executive has executed this First Amendment to Employment Agreement as of the date first above written.

Indonesia Energy Corporation Limited

By:	/s/ James J. Huang
James J. Huang
Chief Investment Officer

/s/ Frank Ingriselli
Frank Ingriselli